Exhibit 10.1
AGREEMENT
This Agreement (the “Agreement”) has been made and entered into on this 29th day of April 2008 between Bluehill Micro Tech GmbH, having its registered office at Erthalstrasse 1, D-55118 Mainz, Germany, represented by Mr. Fabien Béranger Nestmann, hereinafter referred to as the “Company” and MISSIONS-CADRES SARL, having its registered office at 12 rue Mme Fleutet, F- 74100 ANNEMASSE, France (SIRET: 43308498500012, APE : 741G, URSSAF : 740 102107421 ANNECY), hereinafter referred to as the “Consultant Company”. The Consultant Company employs Melvin Denton-Thompson, hereinafter referred to as the “Consultant”.
1. Scope of the Agreement
The Consultant will take on the responsibility of Chief Operating Officer and Chief Financial Officer, commencing 1 May 2008. In this role, it is intended that the Consultant shall undertake the following tasks, amongst others, as directed by the Company:
a)	Management oversight of various holdings of Bluehill ID AG with particular emphasis on the methodical integration of portfolio companies post acquisition;

b)	Oversight of all of financial, HR & IT functions, including minority holdings reporting of Bluehill ID AG;

c)	Conduct monthly and quarterly business performance reviews of the portfolio companies of Bluehill ID AG;

d)	Management of budget and forecasting process of Bluehill ID AG and its portfolio companies on a monthly basis; and

e)	Supporting the CEO in formulating and communicating strategy, M&A projects and related topics.
The Consultant will become a managing director (“Geschäftsführer”) of the Company.
2. Resources
The Consultant Company will make the Consultant available to the Company for this assignment on a full time basis.
3. Consulting Fees
The fees shall be as follows:
The Consultant will invoice the Company the amount of €17,398 (Euros) per full calendar month of service. This amount includes all costs including but not limited to social, pension and health insurance payable in France and elsewhere.
The Consultant will be provided with paid vacation of up to 25 working days per annum by the Company.

In addition, the Company will pay an annual bonus, depending on EBIT growth (organic and acquisitive) in Europe allowing for 100% of salary to be received 50% in cash and 50% in shares with a 36 month lock up or deferral.
A peak bonus will be paid on achieving further EBIT and Share price growth figures in 36 month options vesting after 12 months equivalent in number to salary and bonus in Euros.
It is recognised that the compensation structure may be adjusted to fit with stock exchange requirements.
A separate Agreement between the Consultant and the Company governs share allocations.
4. Tax and Social Costs
The Consultant and the Consultant Company are responsible for the payment of all taxes and social costs related to compensation received.
5. Expenses
The Company will reimburse the Consultant for fair and reasonable expenses, e.g. in connection with travelling, related to this Agreement.
The Company will reimburse the Consultant for cost of the Consultant’s mobile phone.
6. Confidentiality
The Consultant must not during this Agreement or thereafter without prior consent in writing of the Company divulge or make known to anyone any secrets or any technical, commercial, financial or other information of confidential nature relating to the Company, the business or customers. This restriction shall not apply to the extent that such information has become a matter of public record, unless as a result of the Consultant’s own actions.
All papers and documents used in connection with this Agreement are and will remain the property of the Company and shall be returned to the Company at the effective date of termination of the Agreement or earlier if the Company so requests.
7. Patent, Secret Processes and Improvements
Any discovery, invention or secret process or improvement in procedure made or discovered by the Consultant during the Agreement that in any way affect or relate to the business of the Company shall be disclosed to the Company and shall belong to and be the absolute property of the Company.

8. Termination
This Agreement shall be for a period of 36 months renewable for an additional 36 month period by mutual consent.
Termination by either party will be with 3 months notice after the first 3 months. After the first 12 months the notice period will be 6 months.
9. Assignment
The Parties agree that this Agreement may be assigned to and taken over by a company controlled directly or indirectly by Bluehill ID AG.
10. Jurisdiction
This Agreement is construed according to and governed by French law. Any dispute about the Agreement shall be submitted to a sole arbitrator if the parties cannot come to consensus as to the interpretation. The costs for arbitration shall be defrayed by the Company provided the Consultant has not unduly instigated the arbitration procedure, in which case the arbitrator shall determine the distribution of the arbitration costs.
This Agreement has been drawn up in triplicate of which the parties have taken one copy each.
Signed date: 22 April 2008

Bluehill Micro Tech GmbH	MISSIONS-CADRES SARL

/s/ Fabien Béranger Nestmann	/s/ Stéphane Paluszak

Fabien Béranger Nestmann	Stéphane Paluszak

/s/ Melvin Denton-Thompson

Melvin Denton-Thompson